Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com
PNC REPORTS THIRD QUARTER 2021 NET INCOME OF $1.5 BILLION,
$3.30 DILUTED EPS OR $3.75 AS ADJUSTED
Converted BBVA USA;
delivered record revenue; continued strong credit quality performance
PITTSBURGH, Oct. 15, 2021 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	3Q21	2Q21	3Q20	Third Quarter Highlights

▪Converted BBVA USA customers, employees, systems and branches as of October 12, 2021
–Third quarter results reflect full quarter benefit from BBVA USA
–Second quarter results include one month impact of BBVA USA which closed on June 1, 2021
▪Diluted EPS as adjusted was $3.75, excluding $243 million of pre-tax integration costs related to BBVA USA
▪Revenue increased 11% linked quarter driven by the full quarter benefit of BBVA USA and strong fee income growth
▪Expenses increased 18% linked quarter. PNC legacy expenses increased 3% linked quarter, reflecting increased business activity
▪Provision recapture of $203 million, reflecting improved credit quality and changes in portfolio composition
▪Average loans and deposits increased 14% and 13%, respectively, linked quarter due to the full quarter benefit of BBVA USA
▪Strong credit performance; net loan charge-offs of $81 million, decreased $225 million linked quarter

Financial Results
Revenue	$5,197	$4,667	$4,281
Noninterest expense	3,587	3,050	2,531
Pretax, pre-provision earnings (non-GAAP)	1,610	1,617	1,750
Integration costs	243	111	—
Pretax, pre-provision earnings excluding integration costs (non-GAAP)	1,853	1,728	—
Provision for (recapture of) credit losses	(203)	302	52
Net income	1,490	1,103	1,532

Per Common Share
Diluted earnings - as reported	$3.30	$2.43	$3.39
Impact from integration costs (non-GAAP)	(0.45)	(0.21)	—
Diluted earnings - as adjusted (non-GAAP)	3.75	2.64	—
Book value	121.16	120.25	117.44
Tangible book value (non-GAAP)	94.82	93.83	95.71

Balance Sheet & Credit Quality
Average loans (in billions)	$291.3	$255.6	$253.1
Average deposits (in billions)	454.4	401.7	350.5
Net loan charge-offs	81	306	155
Allowance for credit losses to total loans	2.07%	2.16%	2.58%

Selected Ratios
Return on average common equity	10.95%	8.32%	11.76%
Return on average assets	1.06	0.88	1.32
Net interest margin (non-GAAP)	2.27	2.29	2.39
Noninterest income to total revenue	45	45	42
Efficiency	69	65	59
Efficiency excluding integration costs (non-GAAP)	64	63	—
Common Equity Tier 1 capital ratio	10.2	10.1	11.7

Diluted earnings as adjusted is a non-GAAP measure calculated by excluding post-tax integration costs for BBVA USA. See this and other non-GAAP financial measures in the consolidated financial highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "In the third quarter PNC delivered solid financial results reflecting revenue growth and strong credit quality performance. While average loans increased due to the full quarter benefit of BBVA USA, period-end loans decreased modestly due to Paycheck Protection Program loan forgiveness activity. Importantly, we have completed the conversion of BBVA USA, providing all existing and new PNC customers with access to our coast-to-coast franchise. With the significant expansion of our footprint and the continued execution of our strategic priorities, we see substantial opportunities to leverage our best-in-class products and services, and deliver enhanced shareholder value for years to come."

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 2
BBVA USA
▪As of October 12, 2021, PNC has converted approximately 2.6 million customers, 9,000 employees and nearly 600 branches across seven states, merging BBVA USA into PNC Bank. PNC acquired BBVA USA on June 1, 2021.
▪Third quarter financial results reflect the full quarter benefit of BBVA USA. Second quarter financial results include the impact of BBVA USA operations for the month of June 2021.
–Net interest income attributable to BBVA USA was $532 million in the third quarter of 2021 and included a significant increase in premium amortization expense related to certain BBVA USA investment securities. In the second quarter of 2021, net interest income attributable to BBVA USA was $236 million and included a $30 million benefit from purchase accounting accretion.
–Noninterest income attributable to BBVA USA was $213 million in the third quarter of 2021, increasing $133 million compared with the second quarter of 2021.
–Noninterest expense attributable to BBVA USA was $506 million in the third quarter of 2021, increasing $327 million compared with the second quarter of 2021.
–Merger and integration costs in the third quarter of 2021 were $243 million, increasing $132 million compared with the second quarter of 2021. Since the announcement of the acquisition, PNC has incurred approximately half of the $980 million of expected merger and integration costs.
–PNC remains on track to realize $900 million in cost saves.
Income Statement Highlights
Third quarter 2021 compared with second quarter 2021
▪Net income of $1.5 billion increased $387 million, or 35%.
▪Total revenue of $5.2 billion increased $530 million, or 11%, reflecting the full quarter benefit of BBVA USA and higher noninterest income.
▪Net interest income of $2.9 billion increased $275 million, or 11%, driven by higher interest earning asset balances reflecting the full quarter benefit of BBVA USA, partially offset by lower yields.
–Net interest margin of 2.27% decreased 2 basis points.
▪Noninterest income of $2.3 billion increased $255 million, or 12%.
–Fee income of $1.9 billion increased $274 million, or 17%, driven by the full quarter benefit of BBVA USA, record merger and acquisition advisory fees and higher residential mortgage revenue.
–Other noninterest income of $449 million declined $19 million, or 4%, and included higher private equity revenue as well as a negative Visa Class B derivative fair value adjustment of $169 million primarily related to the extension of anticipated litigation resolution timing.
▪Noninterest expense of $3.6 billion increased $537 million, or 18%, and included a full quarter of BBVA USA operating expenses, increased integration expenses, higher incentive compensation related to increased business activity and increased marketing.
▪The third quarter of 2021 included a provision recapture of $203 million, reflecting continued improvements in credit quality and changes in portfolio composition. The second quarter included a provision for credit losses of $302 million, primarily driven by the establishment of an initial provision for credit losses related to the BBVA USA acquisition.
▪The effective tax rate was 17.8% for the third quarter and 16.1% for the second quarter.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 3
Balance Sheet Highlights
Third quarter 2021 compared with second quarter 2021 or September 30, 2021 compared with June 30, 2021
▪Average loans of $291.3 billion increased $35.7 billion, or 14%, reflecting the full quarter benefit of BBVA USA.
▪Loans of $290.2 billion at September 30, 2021 decreased $4.5 billion, or 2%.
–Commercial loans of $195.2 billion decreased $4.4 billion, or 2%, driven by $4.8 billion of Paycheck Protection Program (PPP) loan forgiveness and a decrease in BBVA USA legacy loan portfolios, partially offset by growth in PNC legacy corporate banking, business credit and multifamily agency warehouse lending.
–Consumer loans of $95.0 billion remained relatively stable, as growth in residential mortgage loans was offset primarily by declines in home equity and auto loans.
▪Credit quality performance:
–Delinquencies of $1.4 billion increased $106 million, or 8%, largely due to commercial loans past due 30 to 59 days primarily reflecting operational delays.
–Total nonperforming loans of $2.5 billion decreased $251 million, or 9%.
–Net loan charge-offs of $81 million decreased $225 million. The second quarter included net loan charge-offs of $248 million related to the purchase accounting treatment for certain loans that were previously charged-off by BBVA USA.
–The allowance for credit losses to total loans was 2.07% at September 30, 2021 compared with 2.16% at June 30, 2021.
▪Average deposits of $454.4 billion increased $52.7 billion, or 13%, primarily due to the full quarter benefit of BBVA USA.
–Deposits of $448.9 billion at September 30, 2021 decreased $4.0 billion, or 1%, due to BBVA USA legacy commercial deposit outflows reflecting the impact of strategic repricing decisions, partially offset by growth in PNC legacy deposits.
▪Average investment securities of $120.6 billion, increased $12.1 billion, or 11%, driven by the full quarter benefit of BBVA USA.
–Investment securities of $125.6 billion at September 30, 2021 decreased $0.9 billion, or 1%.
▪Average Federal Reserve Bank balances were $80.1 billion, increasing $1.8 billion.
–Federal Reserve Bank balances at September 30, 2021 were $75.1 billion, an increase of $3.2 billion reflecting increased liquidity.
▪PNC maintained strong capital and liquidity positions.
–On October 1, 2021, the PNC board of directors declared a quarterly cash dividend on common stock of $1.25 per share payable on November 5, 2021.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.2% at September 30, 2021 and 10.1% at June 30, 2021.
–The Liquidity Coverage Ratio at September 30, 2021 for PNC exceeded the regulatory minimum requirement.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 4

Earnings Summary
In millions, except per share data	3Q21	2Q21	3Q20
Net income	$1,490	$1,103	$1,532
Net income attributable to diluted common shares - as reported	$1,408	$1,037	$1,447
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,600	$1,125	—
Diluted earnings per common share - as reported	$3.30	$2.43	$3.39
Diluted earnings per common share - as adjusted (non-GAAP)	$3.75	$2.64	—
Average diluted common shares outstanding	426	427	426
Cash dividends declared per common share	$1.25	$1.25	$1.15
See non-GAAP financial measures included in the consolidated financial highlights accompanying this news release

    Third quarter 2021 net income of $1.5 billion, or $3.30 per diluted common share, included integration costs of $243 million pretax resulting from the acquisition of BBVA USA. Excluding the impact of integration costs, adjusted diluted earnings per common share was $3.75.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q21 vs	3Q21 vs
In millions	3Q21	2Q21	3Q20	2Q21	3Q20
Net interest income	$2,856	$2,581	$2,484	11%	15%
Noninterest income	2,341	2,086	1,797	12%	30%
Total revenue	$5,197	$4,667	$4,281	11%	21%

Total revenue for the third quarter of 2021 increased $530 million compared with the second quarter of 2021 and $916 million compared with the third quarter of 2020. In both comparisons, the increase was largely due to the acquisition of BBVA USA and growth in noninterest income as a result of increased business activity. For the third quarter of 2021, net interest income attributable to BBVA USA was $532 million and included a significant increase in premium amortization related to certain BBVA USA investment securities. In the second quarter of 2021, net interest income attributable to BBVA USA was $236 million and included a $30 million benefit from purchase accounting accretion. Total noninterest income attributable to BBVA USA was $213 million in the third quarter of 2021, increasing $133 million from the second quarter of 2021.
Net interest income of $2.9 billion for the third quarter of 2021 increased $275 million compared to the second quarter driven by higher interest earning assets reflecting the full quarter
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 5
benefit of BBVA USA, partially offset by lower yields. In comparison with the third quarter of 2020, net interest income increased $372 million as a result of interest earning assets acquired in the BBVA USA acquisition and higher securities balances, partially offset by lower securities yields.
The net interest margin was 2.27% in the third quarter of 2021, 2.29% in the second quarter of 2021 and 2.39% in the third quarter of 2020. In both comparisons the decrease was largely due to lower securities yields.

Noninterest Income				Change	Change
				3Q21 vs	3Q21 vs
In millions	3Q21	2Q21	3Q20	2Q21	3Q20
Asset management	$248	$239	$215	4%	15%
Consumer services	496	457	390	9%	27%
Corporate services	842	688	479	22%	76%
Residential mortgage	147	103	137	43%	7%
Service charges on deposits	159	131	119	21%	34%
Other	449	468	457	(4)%	(2)%
	$2,341	$2,086	$1,797	12%	30%

Noninterest income for the third quarter of 2021 increased $255 million compared with the second quarter of 2021. Asset management revenue grew $9 million primarily as a result of the full quarter benefit of BBVA USA and higher average equity markets. Consumer services increased $39 million driven by growth in transaction volumes, primarily due to the addition of BBVA USA customers. Corporate services was $154 million higher and included record merger and acquisition advisory fees and the full quarter benefit of BBVA USA. Residential mortgage revenue increased $44 million reflecting higher loan sales revenue and servicing fees. Service charges on deposits increased $28 million and included the full quarter benefit of BBVA USA and the effect of Low Cash ModeSM. Other noninterest income decreased $19 million and included higher private equity revenue as well as a negative Visa Class B derivative fair value adjustment of $169 million primarily related to the extension of anticipated litigation resolution timing. The second quarter included a negative Visa Class B derivative fair value adjustment of $13 million.
Noninterest income for the third quarter of 2021 increased $544 million compared with the third quarter of 2020. Asset management revenue grew $33 million as a result of higher average equity markets and the benefit of BBVA USA. Consumer services was $106 million higher driven by growth in transaction volumes and the addition of BBVA USA customers. Corporate services increased $363 million driven by record merger and acquisition advisory fees and higher treasury management product revenue. Service charges on deposits increased $40 million primarily driven by the addition of BBVA USA customers. Other noninterest income decreased $8 million and included a negative fair value adjustment related to the Visa Class B derivative, higher private equity revenue and the benefit of BBVA USA.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 6

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q21 vs	3Q21 vs
In millions	3Q21	2Q21	3Q20	2Q21	3Q20
Personnel	$1,986	$1,640	$1,410	21%	41%
Occupancy	248	217	205	14%	21%
Equipment	355	326	292	9%	22%
Marketing	103	74	67	39%	54%
Other	895	793	557	13%	61%
	$3,587	$3,050	$2,531	18%	42%

Noninterest expense for the third quarter of 2021 increased $537 million compared with the second quarter of 2021. The third quarter of 2021 included a full quarter of operating expenses related to BBVA USA of $506 million and integration expenses of $235 million. The second quarter of 2021 included $179 million of BBVA USA operating expenses and integration expenses of $101 million. PNC legacy noninterest expense was $2,846 million and $2,770 million, respectively, for the third and second quarter of 2021, increasing primarily due to higher incentive compensation, as a result of increased business activity, and increased marketing.
Noninterest expense increased $1,056 million in comparison with the third quarter of 2020 primarily driven by operating and integration expenses related to the BBVA USA acquisition, and increased business and marketing activity.
The effective tax rate was 17.8% for the third quarter of 2021, 16.1% for the second quarter of 2021 and 9.8% for the third quarter of 2020. The third quarter of 2020 included tax credit benefits and the favorable resolution of certain tax matters.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $559.2 billion in the third quarter of 2021 compared with $504.4 billion in the second quarter of 2021 and $462.1 billion in the third quarter of 2020. In both comparisons the increase was primarily driven by the BBVA USA acquisition.
Total assets were $553.5 billion at September 30, 2021, $554.2 billion at June 30, 2021 and $461.8 billion at September 30, 2020. Compared to the third quarter of 2020, balance sheet growth was primarily driven by the BBVA USA acquisition.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 7

Loans				Change	Change
	September 30, 2021	June 30, 2021	September 30, 2020	09/30/21 vs	09/30/21 vs
In billions				06/30/21	09/30/20
Average
Commercial	$196.3	$175.8	$175.6	12%	12%
Consumer	95.0	79.8	77.5	19%	23%
Average loans	$291.3	$255.6	$253.1	14%	15%

Quarter end
Commercial	$195.2	$199.6	$172.7	(2)%	13%
Consumer	95.0	95.1	76.6	—	24%
Total loans	$290.2	$294.7	$249.3	(2)%	16%

Average loans for the third quarter of 2021 were $291.3 billion, increasing $35.7 billion and $38.2 billion, respectively, compared to the second quarter of 2021 and third quarter of 2020, reflecting the acquisition of BBVA USA.
Loans were $290.2 billion at September 30, 2021, decreasing $4.5 billion compared with June 30, 2021. Commercial loans decreased $4.4 billion compared with the second quarter of 2021 driven by $4.8 billion of PPP loan forgiveness and a decrease in BBVA USA legacy loan portfolios, partially offset by growth in PNC legacy corporate banking, business credit and multifamily agency warehouse lending. Consumer loans remained relatively stable from the second quarter of 2021, as growth in residential mortgage loans was offset primarily by declines in home equity and auto loans.
Loans at September 30, 2021 increased $40.9 billion compared with September 30, 2020, reflecting the impact of the BBVA USA acquisition, partially offset by lower utilization of loan commitments by commercial customers and PPP loan forgiveness.
PPP loans outstanding were $6.8 billion at September 30, 2021, $11.6 billion at June 30, 2021 and $12.9 billion at September 30, 2020.

Investment Securities				Change	Change
	September 30, 2021	June 30, 2021	September 30, 2020	09/30/21 vs	09/30/21 vs
In billions				06/30/21	09/30/20
Average	$120.6	$108.5	$90.5	11%	33%
Quarter end	$125.6	$126.5	$91.2	(1)%	38%

Average investment securities for the third quarter of 2021 were $120.6 billion, increasing $12.1 billion and $30.1 billion, respectively, from the second quarter of 2021 and third quarter of 2020 driven by BBVA USA. Compared to the third quarter of 2020, the increase was also attributable to increased purchase activity.
Investment securities at September 30, 2021 decreased $0.9 billion from June 30, 2021 due to sales and prepayments exceeding purchases during the quarter. Compared to September 30, 2020, investment securities increased $34.4 billion reflecting increased purchase activity and investment securities from BBVA USA. Net unrealized gains on available for sale securities were $1.7 billion at September 30, 2021, $2.0 billion at June 30, 2021 and $3.4 billion at September 30, 2020.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 8
Average Federal Reserve Bank balances for the third quarter of 2021 were $80.1 billion, increasing $1.8 billion and $20.1 billion, respectively, from the second quarter of 2021 and the third quarter of 2020. The increase compared to the third quarter of 2020 was primarily due to deposit growth.
Federal Reserve Bank balances at September 30, 2021 of $75.1 billion increased $3.2 billion from $71.9 billion at June 30, 2021 primarily due to increased liquidity. Federal Reserve Bank balances increased $4.5 billion from $70.6 billion at September 30, 2020.

Deposits				Change	Change
	September 30, 2021	June 30, 2021	September 30, 2020	09/30/21 vs	09/30/21 vs
In billions				06/30/21	09/30/20
Average
Noninterest-bearing	$155.9	$132.3	$101.9	18%	53%
Interest-bearing	298.5	269.4	248.6	11%	20%
Average deposits	$454.4	$401.7	$350.5	13%	30%

Quarter end
Noninterest-bearing	$156.3	$154.2	$107.3	1%	46%
Interest-bearing	292.6	298.7	247.8	(2)%	18%
Total deposits	$448.9	$452.9	$355.1	(1)%	26%

Average deposits for the third quarter of 2021 were $454.4 billion, increasing $52.7 billion and $103.9 billion, respectively, compared with the second quarter of 2021 and third quarter of 2020 reflecting the acquisition of BBVA USA.
Deposits at September 30, 2021 decreased $4.0 billion compared with June 30, 2021 due to BBVA USA legacy commercial deposit outflows reflecting the impact of strategic repricing decisions, partially offset by growth in PNC legacy deposits. Compared to September 30, 2020, deposits increased $93.8 billion, reflecting deposits from BBVA USA and overall growth in commercial and consumer liquidity.

Borrowed Funds				Change	Change
	September 30, 2021	June 30, 2021	September 30, 2020	09/30/21 vs	09/30/21 vs
In billions				06/30/21	09/30/20
Average	$34.4	$34.1	$43.3	1%	(21)%
Quarter end	$33.5	$34.8	$42.1	(4)%	(20)%

Average borrowed funds for the third quarter of 2021 were $34.4 billion, increasing $0.3 billion compared with the second quarter of 2021. Compared with the third quarter of 2020, average borrowed funds decreased $8.9 billion reflecting the use of excess liquidity.
Borrowed funds at September 30, 2021 decreased $1.3 billion and $8.6 billion compared with June 30, 2021 and September 30, 2020, respectively. In both comparisons the reduction reflected the use of excess liquidity.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 9

Capital	September 30, 2021		June 30, 2021	September 30, 2020
		*
Common shareholders' equity In billions	$51.3		$51.1	$49.8
Basel III common equity Tier 1 capital ratio	10.2%		10.1%	11.7%
Basel III common equity Tier 1 fully implemented capital ratio	10.0%		9.9%	11.3%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2021 increased $0.2 billion from June 30, 2021 as third quarter net income was substantially offset by dividends, share repurchases and lower accumulated other comprehensive income reflecting the impact of higher rates on net unrealized securities gains.
In the third quarter of 2021, PNC returned $0.9 billion of capital to shareholders through $0.5 billion of dividends on common shares and $0.4 billion of common share repurchases representing 2.1 million shares. Repurchases were made under the share repurchase programs of up to $2.9 billion for the four-quarter period beginning in the third quarter of 2021.
On October 1, 2021, the PNC board of directors declared a quarterly cash dividend on common stock of $1.25 per share payable on November 5, 2021.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change 3Q21 vs 2Q21	Change 3Q21 vs 3Q20
In millions	September 30, 2021	June 30, 2021	September 30, 2020
Provision for (recapture of) credit losses	$(203)	$302	$52	$(505)	$(255)
Net loan charge-offs	$81	$306	$155	(74)%	(48)%
Allowance for credit losses	$6,001	$6,375	$6,440	(6)%	(7)%
Accruing loans past due 90 days or more	$492	$527	$448	(7)%	10%
Nonperforming loans	$2,528	$2,779	$2,085	(9)%	21%

Net charge-offs to average loans (annualized)	0.11%	0.48%	0.24%
Allowance for credit losses to total loans	2.07%	2.16%	2.58%
Nonperforming loans to total loans	0.87%	0.94%	0.84%

The third quarter of 2021 included a provision recapture of $203 million, reflecting continued improvements in credit quality and changes in portfolio composition. The second quarter included a provision for credit losses of $302 million, primarily driven by the establishment of an initial provision for credit losses related to the BBVA USA acquisition.
Net loan charge-offs were $81 million in the third quarter of 2021, decreasing $225 million and $74 million from the second quarter of 2021 and third quarter of 2020, respectively. The second quarter of 2021 included net loan charge-offs of $248 million primarily related to the purchase
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 10
accounting treatment for certain loans that were previously charged-off by BBVA USA. For the third quarter of 2021, commercial and consumer net loan charge-offs were $21 million and $60 million, respectively.
The allowance for credit losses was $6.0 billion at September 30, 2021 and $6.4 billion at both June 30, 2021 and September 30, 2020. The allowance for credit losses as a percentage of total loans was 2.07% at September 30, 2021, 2.16% at June 30, 2021 and 2.58% at September 30, 2020.
Nonperforming loans at September 30, 2021 of $2.5 billion decreased $251 million compared to June 30, 2021, primarily due to lower nonperforming loans in the commercial real estate and commercial and industrial portfolios. Nonperforming loans increased $443 million compared to September 30, 2020, primarily due to nonperforming loans acquired in the BBVA USA acquisition.
Overall delinquencies at September 30, 2021 of $1.4 billion, increased $106 million compared to June 30, 2021 and $158 million compared to September 30, 2020. In both comparisons, the increase was largely due to commercial loans past due 30 to 59 days primarily reflecting operational delays. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships were considered current during their modification period and not reported as past due.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	3Q21	2Q21	3Q20
Retail Banking	$447	$232	$530
Corporate & Institutional Banking	1,123	809	670
Asset Management Group	114	87	91
Other	(210)	(37)	228
Net income excluding noncontrolling interest	$1,474	$1,091	$1,519
See accompanying notes in Consolidated Financial Highlights

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 11

Retail Banking				Change	Change
				3Q21 vs	3Q21 vs
In millions	3Q21	2Q21	3Q20	2Q21	3Q20
Net interest income	$1,713	$1,497	$1,383	$216	$330
Noninterest income	$662	$706	$673	$(44)	$(11)
Provision for (recapture of) credit losses	$(113)	$214	$(157)	$(327)	$44
Noninterest expense	$1,889	$1,677	$1,512	$212	$377
Earnings	$447	$232	$530	$215	$(83)

In billions
Average
Loans	$99.1	$84.3	$81.8	$14.8	$17.3
Deposits	$262.0	$233.2	$197.9	$28.8	$64.1
Quarter end
Loans	$97.3	$100.7	$80.7	$(3.4)	$16.6
Deposits	$261.7	$260.8	$198.7	$0.9	$63.0

Net charge offs In millions	$82	$79	$125	$3	$(43)

Retail Banking Highlights
Third quarter 2021 compared with second quarter 2021
▪Earnings increased 93%, due to the full quarter benefit of BBVA USA and a provision recapture, partially offset by lower noninterest income.
–Noninterest income decreased 6%, primarily due to a negative fair value adjustment of $169 million related to the Visa Class B derivative, partially offset by the full quarter benefit of BBVA USA and higher residential mortgage revenue. The second quarter of 2021 included a negative Visa Class B derivative fair value adjustment of $13 million.
–Provision recapture of $113 million at September 30, 2021 reflected changes in portfolio composition and continued improvements in credit quality. The second quarter included a provision for credit losses of $214 million, primarily related to the acquisition of BBVA USA.
–Noninterest expense increased 13%, driven by the full quarter impact of BBVA USA related operating expenses and increased marketing activity.
▪Average loans and deposits increased 18% and 12%, respectively, reflecting the full quarter benefit of BBVA USA.
–Period-end loans decreased 3%, driven by PPP loan forgiveness as well as lower home equity and auto loans, partially offset by higher residential mortgage loans.
–Period-end deposits increased modestly driven by growth in demand and savings deposits.
Third quarter 2021 compared with third quarter 2020
▪Earnings decreased 16% and included the benefit of BBVA USA.
–Noninterest income declined 2%, primarily due to a negative Visa Class B derivative fair value adjustment, partially offset by higher consumer services fees and service charges on deposits, reflecting the addition of BBVA USA customers.
–Noninterest expense increased 25%, driven by operating expenses related to BBVA USA and increased marketing activity.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 12
▪Average and period-end loans both increased 21%. Average and period-end deposits both increased 32%. In all comparisons, the increase reflected the impact of the BBVA USA acquisition.

Corporate & Institutional Banking				Change	Change
				3Q21 vs	3Q21 vs
In millions	3Q21	2Q21	3Q20	2Q21	3Q20
Net interest income	$1,250	$1,092	$1,025	$158	$225
Noninterest income	$1,056	$867	$723	$189	$333
Provision for (recapture of) credit losses	$(99)	$104	$211	$(203)	$(310)
Noninterest expense	$980	$813	$663	$167	$317
Earnings	$1,123	$809	$670	$314	$453

In billions
Average
Loans	$175.8	$157.7	$159.5	$18.1	$16.3
Deposits	$163.1	$145.0	$133.1	$18.1	$30.0
Quarter end
Loans	$176.4	$177.5	$156.6	$(1.1)	$19.8
Deposits	$157.8	$164.1	$137.3	$(6.3)	$20.5

Net charge-offs In millions	$13	$233	$32	$(220)	$(19)

Corporate & Institutional Banking Highlights
Third quarter 2021 compared with second quarter 2021
▪Earnings increased 39%, including the full quarter benefit of BBVA USA, record merger and acquisition advisory fees and a provision recapture.
–Noninterest income increased 22%, primarily due to record merger and acquisition advisory fees and increased treasury management product revenue.
–Provision recapture of $99 million at September 30, 2021 reflected continued improvements in credit quality. The second quarter included a provision for credit losses of $104 million, primarily related to the acquisition of BBVA USA.
–Noninterest expense increased 21%, due to the full quarter impact of BBVA USA operating expenses and higher variable costs as a result of elevated business activity.
▪Average loans and deposits increased 11% and 12%, respectively, reflecting the full quarter benefit of BBVA USA.
–Period-end loans decreased 1%, driven by a decline in BBVA USA legacy loan portfolios and PPP loan forgiveness, partially offset by growth in PNC legacy corporate banking, business credit and multifamily agency warehouse lending.
–Period-end deposits decreased 4%, due to BBVA USA legacy deposit outflows reflecting the impact of strategic repricing decisions, partially offset by growth in PNC legacy deposits.
Third quarter 2021 compared with third quarter 2020
▪Earnings increased 68%, and included record merger and acquisition advisory fees, the benefit of BBVA USA and a provision recapture.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 13
–Noninterest income increased 46%, driven by record merger and acquisition advisory fees and increased treasury management product revenue.
–Noninterest expense increased 48%, reflecting operating expenses related to BBVA USA and higher variable costs as a result of elevated business activity.
▪Average loans increased 10%, and included the acquisition of BBVA USA.
–Period-end loans increased 13%, reflecting the acquisition of BBVA USA and growth in PNC’s business credit business, partially offset by PPP loan forgiveness and declines in PNC’s real estate and corporate banking businesses.
▪Average and period-end deposits increased 23% and 15%, respectively, primarily due to the acquisition of BBVA USA.

Asset Management Group				Change	Change
				3Q21 vs	3Q21 vs
In millions	3Q21	2Q21	3Q20	2Q21	3Q20
Net interest income	$141	$112	$89	$29	$52
Noninterest income	$256	$244	$221	$12	$35
Provision for (recapture of) credit losses	$(6)	$23	$(19)	$(29)	$13
Noninterest expense	$255	$219	$211	$36	$44
Earnings	$114	$87	$91	$27	$23

In billions
Discretionary client assets under management	$183	$183	$158	—	$25
Nondiscretionary client assets under administration	$170	$172	$142	$(2)	$28
Client assets under administration at quarter end	$353	$355	$300	$(2)	$53
Brokerage client account assets	$5	$5	—	$—	$5

In billions
Average
Loans	$13.0	$10.0	$7.9	$3.0	$5.1
Deposits	$29.3	$23.4	$19.1	$5.9	$10.2
Quarter end
Loans	$13.1	$12.9	$8.1	$0.2	$5.0
Deposits	$29.3	$28.7	$18.8	$0.6	$10.5

Net charge-offs (recoveries) In millions	$(1)	$2	$1	$(3)	$(2)

Asset Management Group Highlights
Third quarter 2021 compared with second quarter 2021
▪Earnings increased 31%, and included the full quarter benefit of BBVA USA.
–Noninterest income increased 5%, due to the full quarter benefit of BBVA USA and higher average equity markets.
–Noninterest expense increased 16%, due to the full quarter impact of BBVA USA related operating expenses and higher operational loss reserves.
▪Discretionary client assets under management remained consistent with the prior quarter.
▪Average loans and deposits increased 30% and 25%, respectively, reflecting the full quarter benefit of BBVA USA.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 14
Third quarter 2021 compared with third quarter 2020
▪Earnings increased 25%, primarily due to the impact of BBVA USA and higher average equity markets.
–Noninterest income increased 16%, driven by higher average equity markets and the benefit of BBVA USA.
–Noninterest expense increased 21%, due to the impact of operating expenses related to BBVA USA and higher operational loss reserves.
▪Discretionary client assets under management increased 16%, primarily driven by higher spot equity markets.
▪Average loans and deposits increased 65% and 53%, respectively, reflecting the acquisition of BBVA USA.
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3568 and (312) 429-1278 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2021 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21997580 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020
Revenue
Net interest income	$2,856	$2,581	$2,484	$7,785	$7,522
Noninterest income	2,341	2,086	1,797	6,299	5,171
Total revenue	5,197	4,667	4,281	14,084	12,693
Provision for (recapture of) credit losses	(203)	302	52	(452)	3,429
Noninterest expense	3,587	3,050	2,531	9,211	7,589
Income from continuing operations before income taxes and noncontrolling interests	$1,813	$1,315	$1,698	$5,325	$1,675
Income taxes from continuing operations	323	212	166	906	128
Net income from continuing operations	$1,490	$1,103	$1,532	$4,419	$1,547
Income from discontinued operations before taxes					$5,777
Income taxes from discontinued operations					1,222
Net income from discontinued operations					$4,555
Net income	$1,490	$1,103	$1,532	$4,419	$6,102
Less:
Net income attributable to noncontrolling interests	16	12	13	38	27
Preferred stock dividends (a)	57	48	63	162	181
Preferred stock discount accretion and redemptions	1	1	1	3	3
Net income attributable to common shareholders	$1,416	$1,042	$1,455	$4,216	$5,891
Per Common Share
Basic earnings from continuing operations	$3.31	$2.43	$3.40	$9.84	$3.11
Basic earnings from discontinued operations					10.61
Total basic earnings	$3.31	$2.43	$3.40	$9.84	$13.73
Diluted earnings from continuing operations	$3.30	$2.43	$3.39	$9.83	$3.11
Diluted earnings from discontinued operations					10.59
Total diluted earnings	$3.30	$2.43	$3.39	$9.83	$13.70
Cash dividends declared per common share	$1.25	$1.25	$1.15	$3.65	$3.45
Effective tax rate from continuing operations (b)	17.8%	16.1%	9.8%	17.0%	7.6%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually. On September 13, 2021, PNC issued 1,500,000 depositary shares of Series T preferred stock with a $1 par value. Beginning on December 15, dividends will be paid on the Series T on a quarterly basis (March 15, June 15, September 15 and December 15 of each year).
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Nine months ended
	September 30	June 30	September 30	September 30	September 30
	2021	2021	2020	2021	2020
PERFORMANCE RATIOS
Net interest margin (a)	2.27%	2.29%	2.39%	2.28%	2.57%
Noninterest income to total revenue	45%	45%	42%	45%	41%
Efficiency (b)	69%	65%	59%	65%	60%
Return on:
Average common shareholders' equity	10.95%	8.32%	11.76%	11.17%	16.57%
Average assets	1.06%	0.88%	1.32%	1.16%	1.83%
BUSINESS SEGMENT NET INCOME (LOSS) (c)
In millions
Retail Banking	$447	$232	$530	$1,286	$508
Corporate & Institutional Banking	1,123	809	670	2,990	682
Asset Management Group	114	87	91	300	173
Other (d)	(210)	(37)	228	(195)	157
Net income from continuing operations excluding noncontrolling interests	$1,474	$1,091	$1,519	$4,381	$1,520
(a)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020 were $22 million, $15 million and $17 million, respectively. The taxable equivalent adjustments to net interest income for the nine months ended September 30, 2021 and September 30, 2020 were $52 million and $58 million, respectively.
(b)Calculated as noninterest expense divided by total revenue.
(c)Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC's internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.
(d)Includes earnings and gains or losses related to residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30	June 30	September 30
	2021	2021	2020
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$553,515	$554,212	$461,817
Loans (a)	$290,230	$294,704	$249,279
Allowance for loan and lease losses	$5,355	$5,730	$5,751
Interest-earning deposits with banks	$75,478	$72,447	$70,959
Investment securities	$125,606	$126,543	$91,185
Loans held for sale (a)	$2,121	$2,227	$1,787
Equity investments	$7,737	$7,521	$4,938
Mortgage servicing rights	$1,833	$1,793	$1,113
Goodwill	$10,885	$10,958	$9,233
Other assets (a)	$36,137	$35,025	$32,445
Noninterest-bearing deposits	$156,305	$154,190	$107,281
Interest-bearing deposits	$292,597	$298,693	$247,798
Total deposits	$448,902	$452,883	$355,079
Borrowed funds (a)	$33,471	$34,813	$42,110
Allowance for unfunded lending related commitments	$646	$645	$689
Total shareholders' equity	$56,259	$54,627	$53,276
Common shareholders' equity	$51,250	$51,107	$49,760
Accumulated other comprehensive income	$1,079	$1,463	$2,997
Book value per common share	$121.16	$120.25	$117.44
Tangible book value per common share (non-GAAP) (b)	$94.82	$93.83	$95.71
Period end common shares outstanding (in millions)	423	425	424
Loans to deposits	65%	65%	70%
Common shareholders' equity to total assets	9.3%	9.2%	10.8%
CLIENT ASSETS (billions)
Discretionary client assets under management	$183	$183	$158
Nondiscretionary client assets under administration	170	172	142
Total client assets under administration	353	355	300
Brokerage account client assets	81	88	55
Total client assets	$434	$443	$355
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.2%	10.1%	11.7%
Common equity Tier 1 fully implemented (e)	10.0%	9.9%	11.3%
Tier 1 risk-based	11.5%	11.1%	12.8%
Total capital risk-based (f)	13.6%	13.2%	15.2%
Leverage	8.2%	8.7%	9.4%
Supplementary leverage	6.9%	7.3%	9.5%
ASSET QUALITY
Nonperforming loans to total loans	0.87%	0.94%	0.84%
Nonperforming assets to total loans, OREO and foreclosed assets	0.88%	0.96%	0.86%
Nonperforming assets to total assets	0.46%	0.51%	0.47%
Net charge-offs to average loans (for the three months ended) (annualized)	0.11%	0.48%	0.24%
Allowance for loan and lease losses to total loans	1.85%	1.94%	2.31%
Allowance for credit losses to total loans (g)	2.07%	2.16%	2.58%
Allowance for loan and lease losses to nonperforming loans	212%	206%	276%
Accruing loans past due 90 days or more (in millions)	$492	$527	$448
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2021 Form 10-Q included, and our third quarter 2021 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 20 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 18 for additional information. The ratios as of September 30, 2021 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 and 2020 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $20 million and $40 million, respectively, that are subject to a phase-out period that runs through 2021.
(g)Excludes allowances for investment securities and other financial assets.
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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve PNC's election to exclude specific accumulated other comprehensive income items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets (in each case, net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution's adjusted common equity Tier 1 capital.
PNC's regulatory risk-based capital ratios in 2021 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
During 2020, regulators adopted a final rule permitting banks that have adopted the CECL standard to delay for two years CECL's full impact on regulatory capital, relative to the incurred loss methodology's impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective as of March 31, 2020. See the table below for the June 30, 2021, September 30, 2020 and estimated September 30, 2021 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the September 30, 2021 and June 30, 2021 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	September 30 2021 (estimated) (b)	June 30 2021 (b)	September 30 2020 (b)	September 30, 2021 (Fully Implemented) (estimated) (c)	June 30, 2021 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$51,228	$50,775	$48,122	$50,171	$49,645
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,142)	(11,231)	(9,208)	(11,142)	(11,231)
All other adjustments	(48)	(27)	(63)	(53)	(33)
Basel III Common equity Tier 1 capital	$40,038	$39,517	$38,851	$38,976	$38,381
Basel III standardized approach risk-weighted assets (d)	$390,682	$389,429	$331,748	$390,667	$388,957
Basel III Common equity Tier 1 capital ratio	10.2%	10.1%	11.7%	10.0%	9.9%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The September 30, 2021 and June 30, 2021 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)
	September 30	June 30	September 30
Dollars in millions	2021	2021	2020
Income from continuing operations before income taxes and noncontrolling interests	$1,813	$1,315	$1,698
Provision for (recapture of) credit losses (a)	(203)	302	52
Pretax pre-provision earnings (non-GAAP)	$1,610	$1,617	$1,750
Integration costs	243	111	NA
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$1,853	$1,728	NA
(a)Provision for (recapture of) credit losses for the three months ended June 30, 2021 includes a $1.0 billion initial provision for credit losses related to BBVA USA.

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income from continuing operations before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)
	September 30	Per Common Share	June 30	Per Common Share
Dollars in millions, except per share data	2021		2021
Net income attributable to diluted common shareholders	$1,408	$3.30	$1,037	$2.43
Integration costs after tax (a)	192	0.45	88	0.21
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,600	$3.75	$1,125	$2.64
Average diluted common shares outstanding (in millions)	426		427
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax integration costs in the period. This non-GAAP measure was updated from the Q2 2021 earnings release to only adjust for integration costs to provide for a better quarter-over-quarter comparison as Q2 2021 included a significant initial provision for credit losses for BBVA USA that will not be taken in future quarters. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 20

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible Book Value per Common Share (non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2021	2021	2020
Book value per common share	$121.16	$120.25	$117.44
Tangible book value per common share
Common shareholders' equity	$51,250	$51,107	$49,760
Goodwill and other intangible assets	(11,419)	(11,515)	(9,396)
Deferred tax liabilities on goodwill and other intangible assets	277	284	187
Tangible common shareholders' equity	$40,108	$39,876	$40,551
Period-end common shares outstanding (in millions)	423	425	424
Tangible book value per common share (non-GAAP)	$94.82	$93.83	$95.71
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)
	September 30	June 30	September 30
Dollars in millions	2021	2021	2020
Net interest income	$2,856	$2,581	$2,484
Taxable-equivalent adjustments	22	15	17
Net interest income (Fully Taxable-Equivalent - FTE)	$2,878	$2,596	$2,501

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.

Efficiency Ratio Excluding Integration Costs (non-GAAP)
	September 30	June 30
Dollars in millions	2021	2021
Noninterest expense	$3,587	$3,050
Integration expense	(235)	(101)
Noninterest expense excluding integration expense (non-GAAP)	$3,352	$2,949

Total revenue	$5,197	$4,667
Integration costs - contra revenue	(8)	(10)
Total revenue excluding integration costs - contra revenue (non-GAAP)	$5,205	$4,677

Efficiency ratio (a)	69%	65%
Efficiency ratio excluding integration costs (non-GAAP) (b)	64%	63%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as noninterest expense excluding integration expense divided by total revenue excluding integration costs - contra revenue.

The efficiency ratio excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting the efficiency ratio calculation by excluding integration costs during the period from noninterest expense and total revenue. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC's results. The exclusion of integration costs increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC's revenue and expenses that are core to our business operations and expected to recur over time.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 21
Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.
Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–The impact of the results of the 2020 U.S. elections, including on the regulatory landscape, capital markets, tax policy, infrastructure spending and social programs, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that:
–The U.S. economy is in an economic recovery, following a very severe but very short economic contraction in the first half of 2020 due to the COVID-19 pandemic and public health measures to contain it.
–With the passage of the American Rescue Plan Act of 2021 and continued vaccine distribution, economic growth picked up in the first half of 2021, and real GDP returned to its pre-pandemic level in the second quarter of 2021. The Delta variant and supply chain difficulties have been drags on growth in the second half of 2021, although the economy continues to expand. Growth will pick up at the end of 2021 as the impact of the Delta variant fades and supply chains normalize and will remain solid into 2022. Employment in September 2021 was still down by almost 5 million from before the pandemic; PNC expects employment to return to its pre-pandemic level in mid-2022.
–Compared to the spring of 2020 (when prices were falling), inflation accelerated in mid-2021 due to strong demand in specific segments and supply chain disruptions. Inflation has started to slow on a month-over-month basis but will remain elevated in the near term.
–PNC expects the Federal Open Market Committee to keep the fed funds rate in its current range of 0.00 to 0.25 percent until mid-2023.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Third Quarter 2021 Net Income of $1.5 Billion, $3.30 Diluted EPS or $3.75 As Adjusted – Page 22
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our acquisition of BBVA USA Bancshares, Inc. presents us with risks and uncertainties related to the integration of the acquired business into PNC including:
–The business of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, going forward may not perform as we currently project or in a manner consistent with historical performance. As a result, the anticipated benefits, including estimated cost savings, of the transaction may be significantly more difficult or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including those that are outside of our control.
–The integration of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, with that of PNC and PNC Bank may be more difficult to achieve than anticipated or have unanticipated adverse results relating to BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, or our existing businesses. Our ability to integrate BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, successfully may be adversely affected by the fact that this transaction results in us entering several geographic markets where we did not previously have any meaningful presence.

▪In addition to the BBVA USA Bancshares, Inc. transaction, we grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2020 Form 10-K and in our subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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